                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         PANCHO'S MEXICAN BUFFET, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                      [PANCHO'S MEXICAN BUFFET, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               December 22, 1998

     The Annual Meeting of Stockholders of PANCHO'S MEXICAN BUFFET, INC., will be held at the Company's restaurant (Pancho's Mexican Buffet) 1927 E. Beltline Road, Carrollton, Texas 75006 on Wednesday, January 27, 1999 at 10:00 a.m. for the following purposes:

          (1) To elect two (2) Directors;

          (2) To consider and act upon a proposal to amend the Certificate of Incorporation to effect a one-for-three reverse stock split.

and to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Shares of record on the books of the Company at the close of business on December 10, 1998 will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of Stockholders entitled to vote will be available for examination and inspection by any Stockholder from January 15-26, 1999, during usual business hours, at the Company's restaurant, Pancho's Mexican Buffet, 1927
E. Beltline Road, Carrollton, Texas 75006.

                                            By Order of the Board of Directors

                                                     SAMUEL L. CARLSON
                                                         Secretary

Fort Worth, Texas
December 22, 1998

                         PANCHO'S MEXICAN BUFFET, INC.

3500 Noble Avenue                                        Fort Worth, Texas 76111

                         (Principal Executive Offices)

                                PROXY STATEMENT

     The following information is submitted concerning the enclosed Proxy and the matters to be acted upon under the authority thereof at the Annual Meeting of Stockholders of the Company to be held on the 27th day of January, 1999, or any adjournment thereof pursuant to the enclosed notice of said meeting.

                          INFORMATION CONCERNING PROXY

     The Proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked by the Stockholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date. The Proxy shall be suspended if the Stockholder shall be present at the meeting and elects to vote in person.

     Unless contrary instructions are indicated on the Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked or suspended before they are voted) will be voted for the proposals to elect two directors and amend the Certificate of Incorporation to effect a one-for-three stock split. The presence, in person, or by proxy, of the holders of a majority of the issued and outstanding Common Shares on December 10, 1998 is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Because the two nominees receiving the highest vote totals will be elected as Directors, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the Common Shares present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary for approval of the proposed amendment to the Certificate of Incorporation to effect a one-for-three stock split.

     The cost of solicitation of Proxies by the Board will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or facsimile. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

     The securities of the Company entitled to vote at the meeting consist, as of December 10, 1998, of 4,358,723 Common Shares of a par value of $.10 per share. Only Stockholders of record on the books of the Company at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote on each matter to be voted on at the meeting. There are no cumulative voting rights.

     The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be first sent or given to Stockholders is December 22, 1998.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall be not less than three (3) nor more than fifteen (15) members. The Board of Directors has fixed at eight (8) the number of Directors which will constitute the Board for the ensuing year.

     The Certificate of Incorporation and Bylaws of the Company provide for a classified Board of Directors, with the Board divided into three classes. At the 1999 meeting, two directors are to be elected for a term of three (3) years, and until their successors are duly elected and qualified. It is proposed that Messrs. Jesse Arrambide, III and Tomas Orendain, current Directors of the Company, be elected for a term of three (3) years. The Board of Directors has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in such event or if any other unforeseen contingencies should arise, it is intended that the proxies will be voted for such other persons as may be recommended by the Board of Directors.

                             THE BOARD OF DIRECTORS

     The following table indicates the name, age, principal occupation, position and offices with the Company for past five years, term of office and period during which he has served as such, of each Director and Director nominee.

                                         PROPOSED
                                         TERM OR
                              DIRECTOR   TERM TO                    ALL POSITIONS HELD
         NAME                  SINCE      EXPIRE                      PAST FIVE YEARS
         ----           AGE   --------   --------                   ------------------
Jesse Arrambide, III    46      1977       2002     Chairman of the Board of Directors since August
                                                      1993, and Chief Operations Officer since
                                                      December, 1994; Vice President, Operations from
                                                      November 1984 to August 1993; President, A & A
                                                      Foods, Inc. and President, A & A Foods No. 2,
                                                      Inc., operators of restaurants, since 1994.
Tomas Orendain          65      1993       2002     President, T.S. Orendain Associates, Inc., an
                                                      architectural firm. Chairman of the Board,
                                                      Orendain Telecommunication Services, Inc. since
                                                      1995.
-------------------------------------------------------------------------------------------------------
Rudolph Rodriguez, Jr.  66      1993       2001     Chairman, and Chief Executive Officer, Rodriguez
                                                      Festive Foods, Inc., a manufacturer of Mexican
                                                      Food products; Advisory Board Member, Chase Bank
                                                      of Texas NA, Fort Worth, Texas.
Samuel L. Carlson       62      1993       2001     Senior Vice President, Administration and
                                                      Secretary.
David Oden              38      1998       2001     Senior Vice President and Chief Financial Officer,
                                                      TX. C. C., Inc., operator of the Texas Land &
                                                      Cattle Steak House restaurant chain, since
                                                      October 1998; Chief Financial Officer, TX. C. C.,
                                                      Inc. from July 1997 to October 1998; Senior Vice
                                                      President and Chief Financial Officer, Silver
                                                      Diner, Inc. from September 1995 to July 1997;
                                                      Vice President, Treasurer, Chief Financial
                                                      Officer and Assistant Secretary of Pancho's
                                                      Mexican Buffet, Inc. from January 1991 to July
                                                      1995.
-------------------------------------------------------------------------------------------------------
Hollis Taylor           62      1974       2000     President and Chief Executive Officer.
Robert L. List          61      1993       2000     President, Hammond's Candies & West Indies Candy
                                                      Company since 1992; Director, Mercury Air Group,
                                                      Inc. since 1990.
George N. Riordan       65      1994       2000     Chairman of the Board, The MacNeal-Schwendler
                                                      Corporation, a computer aided engineering
                                                      software firm, since January 1997, Director,
                                                      since 1983. Partner, George Riordan & Co.,
                                                      investment bankers.
-------------------------------------------------------------------------------------------------------

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors is convened annually following its election at the Annual Meeting of Stockholders, and at that time it elects officers and appoints committees to serve at the pleasure of the Board.

     During the fiscal year ending September 30, 1998, the Board of Directors held five meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and Committees of the Board on which he served during the fiscal year.

     The Compensation Committee is composed of Messrs. Tomas Orendain, George N. Riordan and Robert L. List. This committee met two times during the past fiscal year. Its function is to approve officers' salaries, administer executive compensation plans, and approve officers' bonuses.

     The Nominating Committee, composed of Messrs. George N. Riordan and Tomas Orendain, will consider requests for nominations to the Board submitted in writing to the Secretary of the corporation at the principal executive offices of the corporation not less than 60 days, nor more than 90 days, prior to the next annual meeting of Stockholders scheduled to be held on January 26, 2000. Such request for nomination should include sufficient biographical material and other information required by Article II, Section 12 of the Bylaws to permit an appropriate evaluation by the Nominating Committee. The Nominating Committee was appointed at a meeting of the Board of Directors on July 31, 1998 and has had one meeting.

     The Audit Committee, which met three times during the fiscal year, is composed of Messrs. Robert L. List, George N. Riordan and Rudolph Rodriguez, Jr. The function of the Audit Committee includes reviewing the engagement of the independent auditors, the scope and timing of the audit, certain non-audit services to be rendered by the independent auditors, reviewing the report of the independent auditors upon completion of their audit, and reviewing with the independent auditors and management the Company's policies and procedures with respect to accounting and financial controls.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                            AS OF DECEMBER 10, 1998

     The Company has only one outstanding class of equity securities, its Common Stock par value $.10. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment powers with respect thereto.

     The security ownership, as of December 10, 1998, of certain beneficial owners known to the Company to own more than five percent of the Company's Common Stock was:

        NAME AND ADDRESS OF          AMOUNT AND NATURE OF   PERCENT
         BENEFICIAL OWNER            BENEFICIAL OWNERSHIP   OF CLASS
        -------------------          --------------------   --------
Dimensional Fund Advisors Inc.(1)           273,600          6.28%
  1299 Ocean Ave., 11th Floor
  Santa Monica, CA 90401
Carolina S. Arrambide                       239,922          5.50%
  3116 Westador Drive
  Arlington, Texas 76015

---------------

(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 273,600 shares of Pancho's Mexican Buffet, Inc., all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     Cede & Co. and other central clearinghouses were the record holders of approximately 3,263,340 shares (74.9%), which include shares beneficially owned by some of the entities listed above.

     The security ownership as of December 10, 1998 including shares subject to options that are exercisable in the next 60 days, (all Common Stock) of (i) Directors and executive officers and (ii) Directors and executive officers as a group, was:

            NAME OF                 AMOUNT AND NATURE OF      PERCENT
       BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)(2)   OF CLASS
       ----------------          --------------------------   --------
Hollis Taylor                             188,364(3)           4.13%
Samuel L. Carlson                          62,660              1.37%
Jesse Arrambide, III                      108,016(3)(6)        2.37%
Robert L. List                             19,141(4)            .42%
Rudolph Rodriguez, Jr.                     23,141(4)            .51%
W. Brad Fagan                              11,696(8)            .26%
Tomas S. Orendain                          19,141(4)            .42%
George N. Riordan                          19,141(7)            .42%
David Oden
All Directors and executive               451,300(5)           9.90%
  officers as a group

---------------

(1) Includes shares purchased by the employee stock purchase plan through September 30, 1998.
(2) Based on presently exercisable options which are indicated in the following footnotes to this table, the percentage ownership is calculated on the assumption that the shares presently purchasable, or purchasable within the next sixty days, underlying such options are outstanding.
(3) This amount includes 74,000 shares subject to options that are exercisable within the next sixty days.
(4) This amount includes 12,500 shares subject to options that are exercisable within the next sixty days.
(5) This amount includes 201,750 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options. The exercise price of all these options is higher than the market price of the Company's stock on December 10, 1998.
(6) Estate of Jesse Arrambide has pledged 92,632 of the Company's common shares for various loans. Jesse Arrambide, III acts as Independent Executor and has sole voting power of these shares. Jesse Arrambide, III disclaims beneficial ownership of these securities.
(7) This amount includes 10,500 shares subject to options that are exercisable within the next sixty days.
(8) This amount includes 5,750 shares subject to options that are exercisable within the next sixty days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the Nasdaq initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the year ended September 30, 1998, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten-percent beneficial owners were filed on a timely basis.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other three most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years shown.

                                                                                                      LONG TERM
                                                                                                     COMPENSATION
                                                    ANNUAL COMPENSATION                                 AWARDS       ALL OTHER
                                  FISCAL   -------------------------------------    OTHER ANNUAL     ------------   COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)(1)   BONUS($)(2)   COMPENSATION(3)     OPTIONS         ($)(4)
  ---------------------------     ------   ---------   -----------   -----------   ---------------   ------------   ------------
Hollis Taylor...................   1998    $194,465                  $  31,949                                      $   4,496
  President and Chief              1997     176,788                     33,703                                          4,588
  Executive Officer                1996     155,299                     29,988                                          4,614
Jesse Arrambide III.............   1998     155,557                     15,975                                            722
  Chairman of the Board and        1997     135,046                     15,591                                            671
  Chief Operations Officer         1996     118,631                     14,172                                            671
Samuel L. Carlson...............   1998     123,524                     22,172                                          1,688
  Senior Vice President            1997     110,492                     23,387                                          1,720
  Administration and               1996      97,062                     21,259                                          1,339
    Secretary
W. Brad Fagan...................   1998      95,382                                                                       390
  Vice President, Treasurer        1997      79,800                                                                       390
  and Assistant Secretary          1996      70,100                                                                       548

---------------

(1) Annual incentive plan. (see Report of the Compensation Committee of the Board of Directors)

(2) Stock bonus program. (see Report of the Compensation Committee of the Board of Directors)

(3) "Other Annual Compensation" is intended to cover forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive received such compensation or perquisites which exceeded a threshold level for disclosure purposes.

(4) The totals in the column reflect the value of the Company contributions to each named executive under the Employee Stock Purchase Program and additional life insurance. These amounts for the 1998 fiscal year were as follows: Hollis Taylor: $1,500 and $2,996. Jesse Arrambide III: $600 and $122. Samuel L. Carlson: $0 and $1,688 and W. Brad Fagan: $390 and 0.

      AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

                                                                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                            SHARES                        SEPTEMBER 30, 1998         SEPTEMBER 30, 1998(1)(2)
                                           ACQUIRED        VALUE      ---------------------------   ---------------------------
                  NAME                    ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                  ----                    -----------   -----------   -----------   -------------   -----------   -------------
Hollis Taylor...........................       0           N.A.         74,000                          $0              0
Jesse Arrambide III.....................       0           N.A.         74,000                           0              0
W. Brad Fagan...........................       0           N.A.          5,750          1,250            0              0

---------------

(1) Market value less exercise price, before payment of applicable income taxes.

(2) Exercise price is higher than market price of Company's stock.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

     There currently exist Employment Agreements between the Company and Messrs. Taylor, Arrambide, Carlson and Fagan, providing that Messrs. Taylor, Arrambide, Carlson and Fagan are to be employed by the Company at a base salary of not less than $195,000, $160,000, $125,000 and $100,000 per year, respectively. These
Agreements are considered for automatic renewal on December 31 of each succeeding year for a period of five years, expressly subject to the approval of the Compensation Committee. Because these contracts were not renewed at December 31, 1997, these contracts are scheduled to expire by their terms on December 31, 2001, which is five years from the date of the last automatic renewal on December 31, 1996. During the term of the aforesaid Employment Agreements, these individuals are to serve as officers of the Company and perform such services similar to and not inconsistent with the present positions held by each with the Company. In addition, they shall be eligible to participate in all Company benefit, bonus and other plans. Under the terms of each Employment Agreement, such employment may be terminated for "cause" as defined in each Employment Agreement. See 1992 Stock Option Plan for change in control provisions.

                           COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an employee of the Company receives a Director's fee, in the amount of $10,000 cash annually, and reimbursement of actual expenses incurred. Directors who are not employees of the Company have in the past received options under both the Stock Option Plan for Non-Employee Directors and the 1992 Stock Option Plan. Non-employee Directors will receive future automatic option grants under the 1992 Stock Option Plan, and under the 1998 Restricted Stock Plan for Non-Employee Directors, Directors receive shares of the Company's stock in the amount of $2,500 quarterly, based on market price.

1992 STOCK OPTION PLAN

     The 1992 Stock Option Plan (1992 Plan) was approved by the shareholders at the Annual Meeting held January 27, 1993, and amended at the Annual Meeting held January 28, 1998. Under the 1992 Plan, each Director of the Company who was not an employee automatically received a non-qualified stock option immediately following the Annual Meeting of Shareholders held on January 27, 1993, in the amount of 5,000 shares of the Company's Common Stock. At each Annual Meeting of the shareholders thereafter, each Director of the Company who is not an employee of the Company will automatically receive a non-qualified stock option covering 4,000 (2,000 previously) shares of the Company's Common Stock. All options granted under the 1992 Plan will have an exercise price equal to the fair market value of the Common Stock on the date of the Annual meeting of the shareholders to which it relates. Each option granted will have a term not to exceed ten (10) years and generally will become exercisable at the rate of twenty-five percent (25%) for each year the optionee remains with the Company as a Director. Options granted to a Director can, in no event, be exercisable until the lapse of six
(6) months from the date of grant.

     Other than in the case of a reincorporation of the Company in another state, in the event of (i) dissolution or liquidation of the Company, (ii) a transaction in which more than 50 percent of the shares of the Company that are entitled to vote are exchanged, or (iii) any merger or consolidation or other reorganization in which the Company is not the surviving corporation (or in which the Company becomes a subsidiary of another corporation), outstanding options under this Plan shall become fully exercisable immediately prior to any such event.

     Unless terminated earlier by reason of expiration of the option term, options under the 1992 Option Plan will terminate (a) three months after the optionee's directorship terminates for reasons other than death or disability;
(b) 12 months after termination for disability; and (c) the normal termination date, in the case of death. All options granted under the 1992 Plan will be non-transferable by the optionee other than by Will or the laws of descent and distribution. Such options may contain such other terms, provisions and conditions not inconsistent with the 1992 Plan.

     Pursuant to the terms of the 1992 Plan, options covering 331,000 shares at a market price of $11.375 were granted to officers and employees of the Company on December 16, 1993 and 5,000 shares at a price of 3.1875 on September 29, 1995, and to non-employee Directors, 15,000 shares on January 26, 1994, 12,000 shares on January 25, 1995 and January 24, 1996, 10,000 shares on January 22, 1997 and 16,000 shares on January 28, 1998. On January 27, 1999, options covering 21,000 shares of the Company's Common Stock will automatically be granted to the non-employee Directors of the Company. Options to purchase 279,250 shares of the Company's Common Stock were outstanding as of September 30, 1998. With the exception of the automatic grants to non-employee directors, no other options were granted, and no options were exercised during the fiscal year ended September 30, 1998. The exercise price of all outstanding options is higher than the market price of the Company's stock on December 10, 1998.

                           INDEBTEDNESS OF MANAGEMENT

     The Company has made loans to key employees and officers of the Company to purchase stock of the Company. The Board of Directors is of the opinion that by providing a means for certain key persons to obtain an equity ownership in the Company that the Company could retain and attract qualified employees for its key positions.

     In April, 1992, loans totalling $757,625 were made to eleven key employees who purchased 104,500 shares of authorized, but unissued common stock from the Company, at the then current market price. The loans bear interest at the rate of 7.83 percent, and provide for periodic payment. The largest indebtedness in excess of $60,000 outstanding to any one person since October 1, 1997, and the balance as of December 10, 1998, was $72,500 and $58,000 respectively for Hollis Taylor.

     Jesse Arrambide, III and Arrambide family-owned restaurant operations, collectively, are indebted to the Company in the amount of $62,097 as of December 10, 1998. The Estate of Jesse Arrambide has signed a note in the amount of $29,026 (which excludes the amount owed for the stock), at an interest rate of 9.5% due March 31, 1999. As collateral for payment for this note, 40,000 of the Company's common shares have been pledged. The largest aggregate amount of such indebtedness outstanding since October 1, 1997 was $103,612.

     This indebtedness, including certain advances, was incurred by Jesse Arrambide, III, individually, in connection with a Company loan to purchase Company stock, and by the Arrambide family-owned restaurant operations in connection with the purchases from the Company of supplies and equipment on a cost plus basis.

     As of December 10, 1998 no other executive officer and/or director had an outstanding balance in excess of $60,000.

                        COMPANY STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total shareholder return on $100 invested at market close on September 30, 1993, assuming the reinvestment of all dividends, on the Common Stock of the Company for the last five years with the cumulative total return of the Nasdaq Stock Market Index (US Companies) and the Nasdaq Eating and Drinking places (US Companies).

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                         PANCHO'S MEXICAN BUFFET, INC.

                                 CHART TO COME

                                                                         YEAR ENDED SEPTEMBER 30
                                                              ---------------------------------------------
                                                              1993    1994    1995    1996    1997    1998
                                                              -----   -----   -----   -----   -----   -----
     M  Pancho's Mexican Buffet, Inc.                         100.0    87.5    32.3    21.1    24.0     9.2
---
 . . .  Q Nasdaq Stock Market Index (US Companies)             100.0   100.8   139.3   165.2   226.8   231.8
  - .
- - - -  O Nasdaq Eating & Drinking Places (US Companies)     100.0    86.8    93.9    94.2    86.5    57.7

NOTES:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

    D. The index level for all series was set to $100.00 on 09/30/93.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers and administers the Company's annual incentive plan and stock option plan. The Compensation Committee is composed of three independent, non-employee directors who have no interlocking relationships as defined by the SEC.

     The compensation committee relies primarily on data supplied by outside consultants. Base salary, annual incentive and long-term incentive comparisons are made relative to companies within the food and restaurant industry with revenues closely comparable to the Company.

     The compensation program for executives is viewed as a total compensation package comprised of base salary, annual incentives and long-term capital appreciation opportunities in the form of stock options and a stock purchase program. The total cash compensation is comprised of base salaries that are targeted to be slightly less than the average market salaries for comparable companies with annual incentive opportunity targeted at a level higher than average if targeted performance levels are attained.

ANNUAL INCENTIVE

     The Officer's Bonus program is designed to reward executives for the annual growth of the Company. Officers become eligible for a bonus only after a predetermined level of consolidated earnings, before income taxes and payouts of officer's bonuses has been met. Once the plan target has been met, bonuses as a percentage of base salary are paid to executives based upon a graduated schedule. The bonus percentage depends upon the degree to which the plan was exceeded. Hollis Taylor is eligible for an additional 25% above the target bonus. To be eligible, all officers must be employed at the end of the fiscal year and any new officer would receive a bonus based on a pro-rata basis. Payment of bonuses is made after the annual audit. There were no incentive bonuses paid in 1998 because performance did not warrant a payout.

LONG-TERM INCENTIVES

     The stock bonus program utilized by the Company is designed to (1) align executives with the long-term goals of the Company, (2) create an environment whereby executives are aligned closely with shareholders and (3) encourage high levels of stock ownership. Primary emphasis of the total compensation package for executives is placed on the long-term component. The program of the Company provides loans to executives to purchase shares of stock at a fixed market price. The loan must be paid off ratably over ten years. If the financial position of the Company and individual performance warrants, the Company pays to the executive a stock bonus to cover the cost of the annual loan payment. While this program has been successful, the long-term incentive compensation is below market.

CEO COMPENSATION

     The Compensation Committee believes that the Chief Executive Officer's
(CEO) compensation should be influenced by Company performance. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, elements of the compensation package are directly tied to Company performance. The Committee establishes the CEO's salary by reviewing annually the salaries of CEO's of comparably-sized companies and their performance according to data obtained by the Committee from independent outside consultants. In addition, the CEO participates in the annual incentive plan described above.

     The number of shares granted to the CEO is determined by the subjective evaluation of the executive's ability to influence the Company's long-term growth and profitability. The last grant of options the CEO received consisted of 74,000 shares granted in 1993 at a market price of $11.375 per share. All shares available to be purchased by the executive are granted at the current market price. A loan was made to the CEO in 1992 to purchase 20,000 shares at a market price of $7.875 per share. The loan is payable over ten years plus interest. It has been Company policy to grant a bonus to the CEO in an amount to cover the annual loan cost if the Company is in a financial position to make such a payment and if the CEO's performance warranted such stock bonus. During the fiscal year, the Company paid a stock bonus of $31,949 to the CEO.

Compensation Committee:

         Tomas Orendain
         George N. Riordan
         Robert L. List

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Company Stock Performance Chart on Page 8 shall not be incorporated by reference into any such filings.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Rudolph Rodriguez, Jr., Director, is Chairman and Chief Executive Officer of Rodriguez Festive Foods, Inc., which sold products to the Company's outside distributor, which are then purchased by the Company, in the amount of $1,839,050 during the fiscal year ended September 30, 1998. In the same fiscal year, Rodriguez Festive Foods, Inc. purchased items in the amount of $52,760 from the Company. Rodriguez Festive Foods, Inc. also leases the Company's cold storage facilities formerly used by the Company's food distribution center. The lease is for $5,000 per month expiring on October 31, 2000 including renewal options. All of the foregoing transactions with Rodriguez Festive Foods, Inc. were entered into in the ordinary course of business, and it is believed that the terms and conditions are no less favorable to the Company than they would have been for similar transactions with unrelated parties.

     Occasional sales of supplies and equipment are made on a cost plus basis to the family owned restaurant operations of Jesse Arrambide III, Chairman of the Board and Chief Operations Officer of the Company. Sales were $5,444 for the year ended September 30, 1998.

                       AMENDMENT TO EFFECT REVERSE SPLIT

     The Board of Directors has adopted, and proposes that the stockholders of the Company approve, an amendment to the Certificate of Incorporation that would effect a one-for-three reverse split of the outstanding shares of Common Stock, but would maintain the authorized number of shares of Common Stock at 20,000,000 shares and the par value at $.10 per share (collectively, the "Reverse Split"). The authorized number of shares (500,000) and par value ($10.00) of the Company's Preferred Stock would remain unchanged.

REASONS FOR THE REVERSE SPLIT

     Listing of the Company's Common Stock. The Common Stock is currently listed on the Nasdaq National Market. On September 28, 1998, the Company received a notice from Nasdaq that, based on a review by Nasdaq's staff, the Common Stock had failed to maintain a market value of public float greater than or equal to $5 million. Nasdaq's rules require that the stock of each company listed on the Nasdaq National Market maintain this public float value. Nasdaq notified the Company that the Common Stock would be delisted from the Nasdaq National Market at the opening of business on December 30, 1998, unless the Company could demonstrate compliance with the $5 million public float requirement.

     On October 23, 1998, the Company received another notice from Nasdaq that, based on a review by Nasdaq's staff of the price data covering the 30 days prior to the notice, the Common Stock had failed to maintain a closing bid price of at least to $1.00 per share in accordance with Nasdaq's rules. Nasdaq notified the Company that if it were unable to demonstrate compliance with the $1.00 minimum bid price requirement by the 90 day period ending January 21, 1999, the Common Stock would be delisted from the Nasdaq National Market at the opening of business on January 25, 1999.

     The Company will submit a request to Nasdaq that a hearing be held in connection with both of the notices described above. The Company expects that the hearing will be held in the first two weeks of February, 1999. Until the hearing is held and a decision is reached, the Company expects that its Common Stock will continue to be listed on the Nasdaq National Market.

     In response to Nasdaq's notices, the Board of Directors evaluated the Company's alternatives concerning the Common Stock's listing. After reviewing the history of the price and public float of the Common Stock, the Board determined that it was very possible that the Common Stock would not be able to maintain the minimum public float required for the Common Stock's continued listing with the Nasdaq National Market. To deal with this possibility, the Board determined that it would be in the best interests of the Company and its stockholders that the Company submit an application to have the Common Stock listed on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires a market value of public float equal to $1 million, a requirement that the Common Stock meets at this time.

     However, the SmallCap Market also requires that stock listed on it have a minimum bid price per share of $1.00 that is maintained for 10 consecutive days. Recently, the Common Stock has not met this requirement, and, as discussed above, the Common Stock may be delisted from the National Market. The Company believes that, after conducting the Reverse Split, the Common Stock is more likely to meet the minimum bid price per share listing requirement and, afterwards, to continue to meet such listing requirements of the Nasdaq SmallCap Market. The Company believes the completion of the Reverse Split will cause the trading price of the Common Stock to increase proportionately. There can be no assurance, however, that the Reverse Split will result in any change in the price of the Company's Common Stock or that, if the price of the Company's Common Stock does increase as a result of the Reverse Split, such increase will be sufficient to allow the Company to comply with the listing requirements of the Nasdaq SmallCap Market. The Company has applied for listing of the Common Stock on the Nasdaq SmallCap Market. However, there can be no assurance that the Company's application will be approved by the Nasdaq SmallCap Market.

     Effect on Earnings Per Share. Furthermore, the Company believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. Moreover, when such a large number of shares is outstanding, earnings per share is only affected by a significant change in net earnings.

     Marketability. The Company believes that the Reverse Split may result in a broader market for the Common Stock than currently exists due to the increase of the per share price. The Company believes that the present level of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the price per share of stock should not, of itself, affect the marketability of the stock, the type of investor who acquires the stock or a company's reputation in the financial community. However, in practice, the price per share does affect the stock because many investors look upon low priced stock as unduly speculative in nature, and, as a matter of policy, avoid investment in such stocks. The increased price per share may encourage interest and trading in the Company's Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Nonetheless, there is no assurance that these effects will occur or that the per share price level of the Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.

     Commissions. In addition, the Company believes that the Reverse Split may improve the liquidity of the Company's Common Stock in another manner. Frequently, brokers charge trading commissions based upon the number of shares purchased. As a result, this trading commission per share is relatively higher as a percentage of the value of the shares of the Company's Common Stock purchased. The Company believes that the relatively high trading cost of the Company's Common Stock may adversely impact the liquidity of the Company's Common Stock by making it a less attractive investment than the stock of other companies in the Company's industry. If the Reverse Split is effected and the price of the Company's Common Stock rises correspondingly, the trading costs for the Company's Common Stock would decrease.

     Increase of Surplus. As a part of the Reverse Split, the Company's surplus would be increased as a result of maintaining the par value of the Common Stock at $.10 per share but decreasing the number of issued shares of the Company. Under the Delaware General Corporation Law (the "DGCL"), a corporation is permitted to purchase its own shares of capital stock or to declare dividends only to the extent that the corporation has an amount of surplus equal to or greater than the amount of the stock redemption or dividend. Under the DGCL, the "surplus" of a corporation is defined as the excess of the net assets of a corporation less the stated capital of a corporation. The "stated capital" of a corporation is equal to the number of issued shares of the corporation multiplied by the par value of the shares. The "net assets" of a corporation is the assets minus the liabilities of a corporation. Because the number of issued shares of the Company will decrease as a result of the Reverse Split but the par value will remain the same, the stated capital of the Company will necessarily decrease. The amount by which the stated capital decreases will be considered additional surplus of the Company. Despite the increase in the amount of surplus that would be caused by the split, the Company at this time has no plans, other than in connection with the redemption of fractional shares created by the Reverse Split as described below, to redeem its shares of Common Stock or have any other distributions, other than cash dividends that may be paid from time to time.

     Effective Increase of Authorized Shares. As a part of the Reverse Split, the Company proposes to effectively increase the number of authorized shares of Common Stock by maintaining the authorized number at 20,000,000 shares. The Company believes that the Reverse Split will provide greater flexibility to issue additional equity securities, for example to raise additional capital. The Preferred Stock would not be affected by the Reverse Split. The Company has not issued any shares of Preferred Stock to date. The Board of Directors believes the proposed amounts of Common Stock and Preferred Stock authorized for issuance are adequate to meet the Company's needs in the foreseeable future. If the Reverse Split is approved, no shareholder approval will be solicited for the issuance of all or any portion of the additional shares of Common Stock and Preferred Stock unless required by law or any rules or regulations to which the Company is subject.

EFFECT OF REVERSE SPLIT ON STOCKHOLDERS

     The proposed Reverse Split will not affect any stockholder's proportionate equity interest in the Company, except for those stockholders who would receive cash in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. Outstanding stock options under the Company's stock plans will be adjusted to reflect the ratio of the Reverse Split if such transaction is effected. The Company's reporting obligations under the Securities Exchange Act of 1934 (the "1934 Act") will not be affected by the Reverse Split.

EFFECT OF REVERSE SPLIT ON CAPITAL STOCK

     The Company's Certificate of Incorporation currently authorizes the issuance of 20,000,000 shares of Common Stock and 500,000 shares of Preferred Stock. At the Record Date, the Company had outstanding 4,424,000 shares of Common Stock, leaving a total of 15,576,000 authorized and unissued shares of Common Stock available for future issuances. Following the Reverse Split, the Company will have approximately 1,475,000 shares of Common Stock outstanding, leaving approximately 18,525,000 authorized but unissued shares of Common Stock available for issuance. The par value of the Common Stock would remain at $.10 per share. Because the number of issued shares of the Company would decrease but the par value would remain the same after the Reverse Split, the Company's stated capital would decrease by approximately $295,000, and the Company's surplus account would increase by a corresponding amount. This change in the Company's capital accounts would be reflected in the Company's financial statements, along with a notation of the change in outstanding shares of Common Stock, as a result of the Reverse Split.

     There were no shares of Preferred Stock issued or reserved for issuance on the Record Date, except in connection with the Company's Stockholders' Rights Plan. The Preferred Stock will be unaffected by the Reverse Split.

     If the amendment is approved by the stockholders, the Company will file a Certificate of Amendment (the "Certificate") to its Certificate of Incorporation with the Secretary of State of the State of Delaware promptly following the conclusion of the meeting. The proposed amendment would become effective on the date of such filing (the "Effective Date"). On the Effective Date, without further action of the Company or its stockholders, (i) every three shares of Common Stock outstanding will automatically be reverse split into one share outstanding, (ii) the number of shares of authorized Common Stock will remain fixed at 20,000,000 and (iii) the par value of the Common Stock will remain at $.10 per share. Based on information as of the Record Date, the Company anticipates that the number of outstanding shares of Common Stock, after giving effect to the Reverse Split, will be approximately 1,475,000 shares. Upon filing the Certificate, the Company will notify the stockholders that the Reverse Split has been effected.

EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

     After the Effective Date, the Company will issue certificates representing one share of Common Stock in exchange for each three shares of Common Stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of Common Stock.

     NO FRACTIONAL SHARES OF COMMON STOCK WILL BE ISSUED IN CONNECTION WITH THE PROPOSED REVERSE STOCK SPLIT. ASSUMING THE APPROVAL OF THE REVERSE SPLIT, A STOCKHOLDER WHO WOULD OTHERWISE BE ENTITLED TO RECEIVE A FRACTIONAL SHARE OF COMMON STOCK WILL RECEIVE, IN LIEU THEREOF, CASH IN A PROPORTIONAL AMOUNT EQUAL TO THE LAST BID PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET ON THE EFFECTIVE DATE.

     The Company will appoint Continental Stock Transfer & Trust Company as exchange agent ("Exchange Agent") in connection with the Reverse Split. As soon as practicable after the Effective Date, the holders of the Common Stock will be notified and requested to surrender to the Exchange Agent any certificate(s) representing outstanding shares of Common Stock in exchange for certificate(s) representing the reduced number of shares of Common Stock that will result from the Reverse Split, together with cash in lieu of any fractional share. On the Effective Date, each certificate representing shares of Common Stock will be deemed for all purposes to represent the reduced number of shares of Common Stock that will result from the Reverse Split, whether or not the certificates representing the outstanding Common Stock are surrendered for exchange.

     The Company will deposit with the Exchange Agent, as soon as practicable after the Effective Date, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. Any portion of the cash deposited with the Exchange Agent to pay for fractional shares that is held by the Exchange Agent six months after the Effective Date will be returned to the Company, on demand. Thereafter, holders of post-split shares eligible for this cash settlement would be paid directly by the Company. Based on the aggregate number of shares owned by record holders as of the Record Date, the Company estimates that payments for fractional shares resulting from the Reverse Split will aggregate approximately $1,200.00. The Company intends to use existing cash for such purpose. The Company currently has 680 stockholders of record, with approximately 1,200 beneficial owners, and, following the Reverse Split, the Company does not anticipate that this number will change materially.

NO DISSENTER'S RIGHTS

     The DGCL does not vest stockholders of a Delaware corporation with dissenter's rights with respect to the Reverse Split.

RESALES OF RESTRICTED SECURITIES

     The proposed amendment will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to each stockholder after the Effective Date will be deemed to have been acquired on the date on which the stockholder acquired the shares of Common Stock held immediately prior to the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

     A summary of the federal income tax consequences of the Reverse Split is set forth below. The discussion is based on the present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed amendment. Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their respective tax situations, including consequences under applicable state tax laws.

     The Reverse Split will be deemed to be a tax-free recapitalization to the Company and its stockholders to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof. However, if a stockholder receives cash in lieu of any fractional share interest in the Common Stock, such stockholder will be treated as having received the cash in redemption of his or her fractional share interest. Depending on the stockholder's retained stock interest, such cash redemption will be treated as either (i) a dividend to the extent of the Company's current and accumulated earnings and profit with any excess first applied against the stockholder's adjusted tax basis allocable to the fractional share interest ("Basis") and the remainder treated as gain from the sale or exchange of the fractional shares or (ii) gain or loss from the sale or exchange of the fractional shares in an amount equal to the difference, if any, between the cash received and the stockholder's Basis.

     The shares of Common Stock to be issued to each stockholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Common Stock held by such stockholder immediately prior to the Effective Date, less any basis allocable to the fractional shares redeemed (if any) to the extent such redemption is treated as a sale or exchange under the preceding paragraph. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for shares of Common Stock exchanged therefor, provided, that such outstanding shares of Common Stock were held by the stockholder as capital assets on the Effective Date.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     If the Reverse Split is approved, the Certificate of Incorporation will be amended by deleting the first paragraph of Article Fourth in its entirety and inserting in its place the following paragraphs:

          FOURTH: This corporation is authorized to issue twenty million five hundred thousand (20,500,000) shares of capital stock. Twenty million (20,000,000) of the authorized shares shall be Common Stock, ten cents ($0.10) par value each; and five hundred thousand (500,000) of the authorized shares shall be preferred stock, ten dollars ($10.00) par value each.

          The corporation does, by this Amendment to the Certificate of Incorporation (such Amendment to the Certificate of Incorporation being effective upon its filing with the Secretary of State of the State of Delaware, with the time of such effectiveness being hereinafter referred to as the "Effective Time"), reclassify its shares of Common Stock, par value $.10 per share (the "Old Common Stock") issued and outstanding immediately before the Effective Time and cancel its unissued shares of Old Common Stock unissued before the Effective Time, as set forth herein.

          All of the shares of Old Common Stock that were authorized but unissued immediately before the Effective Time, shall, at the Effective Time, be canceled. The Old Common Stock shall be superseded by the authorized but unissued shares of Common Stock, $0.10 par value of the Corporation.

          Each three shares of Old Common Stock outstanding immediately before the Effective Time, and each three shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock, shall, at the Effective Time, be reclassified as and converted into, and become a right to receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefor upon surrender of the certificates representing such shares of Old Common Stock to the Corporation, or upon exercise of such instrument, one share of Common Stock, $0.10 par value of the Corporation, subject to the treatment of fractional shares set forth herein.

          No scrip or fractional certificates will be issued. In lieu of fractional shares, the corporation will pay a cash adjustment in respect of such fraction of a share in an amount equal to the same fraction of the closing bid price of the Common Stock as quoted on the Nasdaq National Market System, or such other representative price as determined by the officers of the corporation, as of the closing of business on the Effective Date.

APPROVAL OF REVERSE SPLIT

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock outstanding and entitled to vote on the Record Date is required to approve the Reverse Split.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO EFFECT THE REVERSE SPLIT.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The independent auditors of the Company are Deloitte & Touche LLP, who have acted in that capacity for many years. The Company has requested that Deloitte & Touche LLP act as the independent auditors for the Company for fiscal 1999. Representatives of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions addressed to them.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

     A Stockholder intending to present a proposal for inclusion in the Company's proxy statement and form of proxy for the Company's next Annual Meeting of Stockholders must deliver such proposal in writing to the Company's principal executive offices no later than August 24, 1999.

     If a Stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy statement, the Stockholder must follow the procedures outlined in the Company's Bylaws. A copy of these procedures is available upon request from the Secretary of the Company. 3500 Noble Avenue, Fort Worth, Texas 76111. One of the procedural requirements in the Bylaws is timely notice in writing of the business the Stockholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Company knows of no matters other than those above stated which are to be brought before the meeting. It is intended that the persons named in the enclosed Proxy will vote your stock according to their best judgment if any other matters do properly come before the meeting.

     A copy of the Annual Report for fiscal 1998 is being mailed to Stockholders with the Proxy Statement. The Annual Report is not to be regarded as proxy-soliciting material or a communication by means of which any solicitation is to be made.

     Whether or not you intend to be present at this meeting, you are urged to return the Proxy promptly. If you are present at the meeting, and wish to vote your stock in person, this Proxy shall, at your request, be returned to you at the meeting.

                                            By Order of the Board of Directors

                                                     SAMUEL L. CARLSON
                                                         Secretary

Dated: December 22, 1998

                     SITE OF PANCHO'S MEXICAN BUFFET, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                   WEDNESDAY, JANUARY 27, 1999 AT 10:00 A.M.

                            PANCHO'S MEXICAN BUFFET
                              1927 E. BELTLINE RD.
                               CARROLLTON, TEXAS

                             TELEPHONE 972-416-1200

                                      MAP

                        PANCHO'S MEXICAN BUFFET, INC.
                  PROXY FOR ANNUAL MEETING JANUARY 27, 1999
              THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS

     That I, the undersigned, revoking all previous proxies do make, constitute and appoint Jesse Arrambide III, Samuel L. Carlson and Hollis Taylor, or any of them, my true and lawful attorneys, with power of substitution, for me and in my name to vote at the annual meeting of the stockholders of PANCHO'S MEXICAN BUFFET, INC. to be held on the 27th day of January, 1999, and at any adjournment thereof, on all shares of stock of said Company standing in my name upon its books. No business other than the proposals described below are expected to come before the meeting, but should any other matter requiring a vote of stockholders arise, the persons named herein will vote thereon in accordance with their best judgment to the extent permitted by law or regulation. The Board of Directors recommends a vote FOR proposals 1 & 2.

(1)  [ ] FOR   [ ] WITHHOLD VOTE   The election of Jesse Arrambide, III and
     Tomas Orendain as directors. If you desire to withhold authority to vote for any individual nominee, please write that nominee's name on the space provided:

--------------------------------------------------------------------------------

(2)  [ ] FOR   [ ] AGAINST   [ ] ABSTAIN   To consider and act upon a proposal
     to amend the Certificate of Incorporation to effect a one-for-three reverse stock split.

      THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 & 2, AND IN THE DISCRETION OF THE PROXIES SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.


Date:
     ----------------------              ---------------------------------
                                                      Signature

                                         ---------------------------------


                                                    INSTRUCTIONS

                                         If signing in a representative
                                         capacity (as attorney, executor
                                         or administrator, trustee,
                                         guardian or custodian, corporate
                                         officer or general partner)
                                         please indicate such capacity
                                         following signature. Proxies for
                                         custodial accounts must be signed
                                         by the named custodian, not by
                                         the minor.